Exhibit 99

     Perrigo Company Reports Fiscal Year 2004 Earnings of $1.11 Per Share

    ALLEGAN, Mich., Aug. 10 /PRNewswire-FirstCall/ -- The Perrigo Company (Nasdaq: PRGO) today announced results for the full year and fourth quarter ended June 26, 2004.


                               Perrigo Company
                   (in thousands, except per share amounts)

                              Fourth Quarter           Year-To-Date
                             2004        2003        2004        2003
     Sales                 $206,125    $184,403    $898,204    $834,100
     Net Income              $8,085      $4,324     $80,567     $54,048
     Diluted EPS              $0.11       $0.06       $1.11       $0.76
     Diluted Shares          73,277      71,439      72,289      71,158


    Fiscal Year 2004
    Sales for the twelve months ended June 26, 2004 were $898.2 million, compared with $834.1 million last year, an increase of eight percent. Net income increased 49 percent to a record $80.6 million, or $1.11 per share, from $54.0 million, or $0.76 per share a year ago.
    On an operating basis, excluding a tax benefit of $13.1 million, or $0.18 per share, and an after-tax charge of $3.4 million, or $0.05 per share, related to an FTC investigation, net income was $70.9 million, or $0.98 per share. This is an increase in net income of 36 percent, compared with net income of $52.0 million, or $0.73 per share, for the prior year. The results for the prior year on an operating basis exclude the benefit of a favorable vitamin litigation settlement of $2 million after-tax, or $0.03 per share.
    Commenting on the results, Perrigo Chairman, President and Chief Executive Officer, David T. Gibbons, said, "We are very pleased to report record earnings in fiscal 2004, which were the result of good revenue growth and continued operational excellence. In 2004, we received seven FDA new product approvals and launched a broad range of products including national brand equivalents, Rx-to-OTC switches and innovative brand name nutritional offerings. The loratadine family of OTC allergy/sinus medications, in particular, were a key contributor to the overall revenue increase. Growth also resulted from our December 2003 acquisition of Peter Black Pharmaceuticals, a United Kingdom-based nutritional business.
    "Sales and earnings growth were significant factors in the strong cash flow from operations of $119 million, up 49 percent from $80 million last year. This strong cash flow allowed us to increase our quarterly dividend, invest in our new generic drug business, acquire the Peter Black operation, fund $28 million in capital projects and end the year with $171 million in cash and investment securities on the balance sheet," said Mr. Gibbons.

    Fiscal Fourth Quarter
    For the fourth quarter, sales were $206.1 million, an increase of 12 percent, compared with $184.4 million last year. Net income was $8.1 million, or $0.11 per share, compared with $4.3 million, or $0.06 per share a year ago. Subsequent to the fiscal year-end, the Company announced it is negotiating a settlement with the U.S. Federal Trade Commission (FTC) in order to close the FTC's investigation into a 1998 agreement with Perrigo and New Jersey-based Alpharma Inc. The Company recorded a $4.75 million charge, $3.4 million after-tax, or $0.05 per share, which is expected to resolve all claims by the FTC and state governments. On an operating basis, excluding the FTC charge, net income was $11.5 million, or $0.16 per share, in the fourth quarter.
    "In addition to incremental revenues from Peter Black and new products, fourth quarter results benefited from increased production levels. The higher production reflects the decision to build inventories earlier in order to improve service levels through the peak demand of the next cough, cold season," noted Gibbons.

    Other Developments
    On June 10, the Company announced that it had no present intention to exercise its option to acquire a controlling interest in Lannett Company, a manufacturer of generic pharmaceuticals. The option was allowed to expire on August 6.
    On July 15, the Company entered into a purchase agreement to acquire certain assets of APG, Inc., an Elkhart, Indiana-based contract manufacturer of aerosol products. The purchased assets include inventories, receivables and formulations for anti-fungal foot products. The transaction is expected to close on or before September 1, and is expected to add approximately $4 million in sales in fiscal 2005.

    Fiscal Year 2005
    Commenting on the outlook for the year ahead, Mr. Gibbons said, "We look forward to continued growth in our core businesses and further development of our start-up generic prescription drug business in fiscal 2005. Perrigo Consumer Healthcare continues to successfully focus on the fundamentals of quality, service and operational excellence, while supporting the launch and marketing of important new products. With this strong domestic business and improved prospects for our U.K. and Mexico operations, we anticipate an increase in revenues of four to five percent.
    "We remain committed to growing the Perrigo Pharmaceutical business through internal development or an appropriate acquisition. To develop a pipeline of prescription generic drug products, we will utilize our strong financial position to invest between $10 and $12 million in 2005, up from $5 million in 2004, primarily in R&D. Concurrent with internal development, we will continue to seek potential acquisition candidates which could accelerate our market entry. On a consolidated basis, we expect earnings growth of three to five percent, despite the increased investment in the pharmaceutical business."

    Perrigo will host a conference call to discuss fourth quarter and fiscal 2004 year-end results at 11:00 a.m. (ET) today. The call and replay will be available via webcast on the Company's Web site at http://www.perrigo.com/investor/ or by phone, toll free, 888-489-0147. A taped replay of the call will be available beginning at approximately
2:30 p.m. (ET) Tuesday, August 10 until midnight Friday, August 13. To listen to the replay, call 800-642-1687, access code 9192818.

    The Company is furnishing this earnings release to the Securities and Exchange Commission via Form 8-K and it is hereby incorporated by reference. The information provided on Form 8-K includes a summary of each non-GAAP financial measure included in this earnings release and the reasons management believes these non-GAAP financial measures are useful to investors.
    Perrigo Company is the nation's largest manufacturer of over-the-counter (non-prescription) pharmaceutical and nutritional products sold by supermarket, drug, and mass merchandise chains under their own labels. The Company's products include over-the-counter pharmaceuticals such as analgesics, cough and cold remedies, gastrointestinal, and feminine hygiene products, and nutritional products, such as vitamins, nutritional supplements and nutritional drinks. Visit Perrigo on the Internet
(http://www.perrigo.com ).

    Note: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or other comparable terminology. Please see the "Cautionary Note Regarding Forward-Looking Statements" on pages 25 - 30 of the Company's Form 10-K for the year ended June 28, 2003 for a discussion of certain important factors that relate to forward-looking statements contained in this press release. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



                                 PERRIGO COMPANY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands, except per share amounts)

                                     Fourth Quarter         Year-To-Date
                                    2004       2003        2004       2003
                                (unaudited) (unaudited)
    Net sales                     $206,125   $184,403    $898,204   $834,100
    Cost of sales                  143,115    137,405     630,240    596,076
    Gross profit                    63,010     46,998     267,964    238,024

    Operating expenses
       Distribution                  3,682      3,639      15,154     15,563
       Research and development      9,137      7,078      27,721     23,315
       Selling and administration   37,922     29,702     122,193    117,096
         Subtotal                   50,741     40,419     165,068    155,974
       Unusual litigation                -          -           -     (3,128)
         Total                      50,741     40,419     165,068    152,846

    Operating income                12,269      6,579     102,896     85,178
    Interest and other, net           (928)        15      (3,087)    (1,080)

    Income before income taxes      13,197      6,564     105,983     86,258
    Income tax expense               5,112      2,240      25,416     32,210

    Net income                      $8,085     $4,324     $80,567    $54,048

    Earnings per share
       Basic                         $0.11      $0.06       $1.15      $0.77
       Diluted                       $0.11      $0.06       $1.11      $0.76

    Weighted average shares
     outstanding
       Basic                        70,671     69,614      70,206     69,746
       Diluted                      73,277     71,439      72,289     71,158

    Dividends declared per share    $0.035     $0.025       $0.13      $0.05



                                 PERRIGO COMPANY
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                  June 26,          June 28,
                                                    2004              2003
    Assets
    Current assets
       Cash and cash equivalents                  $161,252           $93,827
       Investment securities                        10,448                 -
       Accounts receivable                          86,040            87,018
       Inventories                                 174,253           160,326
       Current deferred income taxes                29,877            32,643
       Prepaid expenses and other current assets    11,359             5,383
              Total current assets                 473,229           379,197

    Property and equipment                         462,185           429,115
       Less accumulated depreciation               234,544           210,337
                                                   227,641           218,778

    Goodwill                                        35,919            35,919
    Non-current deferred income taxes                8,137             3,968
    Other non-current assets                        14,168             6,108
                                                  $759,094          $643,970

    Liabilities and Shareholders' Equity
    Current liabilities
       Accounts payable                            $88,858           $72,186
       Notes payable                                 9,528             8,980
       Payroll and related taxes                    41,387            40,535
       Accrued expenses                             43,689            36,590
       Accrued income taxes                              -             5,568
       Current deferred income taxes                 4,024             2,683
              Total current liabilities            187,486           166,542

    Non-current deferred income taxes               29,606            25,484
    Other non-current liabilities                    5,770             3,520

    Shareholders' equity
       Preferred stock, without par
        value, 10,000 shares authorized                  -                 -
       Common stock, without par value,
        200,000 shares authorized                  104,160            88,990
       Unearned compensation                          (514)             (111)
       Accumulated other comprehensive income        2,892             1,282
       Retained earnings                           429,694           358,263
              Total shareholders' equity           536,232           448,424
                                                  $759,094          $643,970

    Supplemental Disclosures of Balance
     Sheet Information
       Allowance for doubtful accounts              $8,296           $10,242
       Allowance for inventory                     $22,888           $21,717
       Working capital                            $285,743          $212,655
       Preferred stock, shares issued                    -                 -
       Common stock, shares issued                  70,882            70,034



                                  PERRIGO COMPANY
                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (in thousands)

                                                          Year-To-Date
                                                     2004             2003
       Cash Flows From Operating Activities
          Net income                                $80,567          $54,048
          Adjustments to derive cash flows
             Depreciation and amortization           28,452           26,126
             Compensation - stock options             5,128            5,224
             Deferred income taxes                    3,366           (6,847)
             Changes in operating assets and
              liabilities, net of a business
              acquisition and a restructuring
               Accounts receivable                    4,075           (4,427)
               Inventories                           (6,168)          (4,656)
               Accounts payable                      10,891           (2,329)
               Payroll and related taxes              1,072            9,185
               Accrued expenses                       6,050            3,869
               Accrued income taxes                  (5,552)          (2,516)
               Other                                 (9,354)           2,557
                 Net cash from operating
                  activities                        118,527           80,234

       Cash Flows For Investing Activities
          Additions to property and equipment       (28,294)         (32,296)
          Proceeds from sale of assets held for
           sale                                           -                -
          Acquisition of a business, net of cash    (12,061)               -
          Investment in equity subsidiaries          (2,000)               -
          Purchase of securities                    (17,099)               -
          Proceeds from sales of securities           6,300                -
          Other                                           -             (980)
                  Net cash for investing
                   activities                       (53,154)         (33,276)

       Cash Flows For (From) Financing Activities
          Borrowings (repayments) of short-term
           debt, net                                    702              640
          Tax benefit (expense) of stock
           transactions                               1,725             (481)
          Issuance of common stock                   11,083            7,231
          Repurchase of common stock                 (2,766)         (33,682)
          Cash dividends                             (9,136)          (3,484)
          Other                                        (128)             (52)
                 Net cash for (from) financing
                  activities                          1,480          (29,828)

                 Net increase in cash and cash
                  equivalents                        66,853           17,130
       Cash and cash equivalents at beginning of
        period                                       93,827           76,824
       Effect of exchange rate changes on cash          572             (127)
       Cash and cash equivalents at end of period  $161,252          $93,827

       Supplemental Disclosures of Cash Flow
        Information
          Cash paid during the year for:
             Interest                                  $591           $1,257
             Income taxes                           $31,079          $43,417



                                 PERRIGO COMPANY
                               SEGMENT INFORMATION
                                  (in thousands)

                                     Fourth Quarter          Year-To-Date
                                    2004        2003        2004       2003
                                (unaudited) (unaudited)
    Segment Sales
      Consumer Healthcare         $176,702    $166,777    $800,619   $757,035
      UK Operations                 23,323      10,314      72,740     46,537
      Mexico Operations              6,100       7,312      24,845     30,528
      Pharmaceuticals                    -           -           -          -
    Total                         $206,125    $184,403    $898,204   $834,100

    Segment Operating Income
     (Loss)
      Consumer Healthcare          $16,029      $6,545    $107,567    $80,905
      UK Operations                 (1,438)       (156)         55      2,246
      Mexico Operations               (365)        190         235      2,027
      Pharmaceuticals               (1,957)          -      (4,961)         -
    Total                          $12,269      $6,579    $102,896    $85,178



                                 PERRIGO COMPANY
                       RECONCILIATION OF NON-GAAP MEASURES
                     (in thousands, except per share amounts)

                                       Fourth Quarter          Year-To-Date
                                     2004          2003       2004      2003
                                 (unaudited)   (unaudited)
    Net income (GAAP)               $8,085        $4,324    $80,567   $54,048
    Less:  income tax benefit            -             -    (13,100)        -
    Less:  unusual litigation,
     net of tax                          -             -          -    (2,000)
    Plus: FTC settlement charge,
     net of tax                      3,400             -      3,400         -
    Net income before income
     tax benefit, unusual
     litigation, and FTC
     settlement                    $11,485        $4,324    $70,867   $52,048

    Earnings per share
       Basic                         $0.16         $0.06      $1.01     $0.75
       Diluted                       $0.16         $0.06      $0.98     $0.73

    Weighted average shares
     outstanding
       Basic                        70,671        69,614     70,206    69,746
       Diluted                      73,277        71,439     72,289    71,158

    Dividends declared per share    $0.035        $0.025      $0.13     $0.05



SOURCE  Perrigo Company
    -0-                             08/10/2004
    /CONTACT: Ernest J. Schenk, Manager, Investor Relations and Communication of Perrigo Company, +1-269-673-9212, or E-mail: Investor@perrigo.com /
    /Web site:  http://www.perrigo.com
                http://www.perrigo.com/investor/
    (PRGO)

CO:  Perrigo Company
ST:  Michigan
IN:  MTC
SU:  ERN ERP CCA MAV